Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”), made and entered into by and between ARENA PHARMACEUTICALS, INC., a Delaware corporation (“Seller”), and LINCOLN PROPERTY COMPANY COMMERCIAL, INC., a Texas corporation, or its assigns (“Purchaser”).

WITNESSETH:

1.                                       Purchase and Sale.  Subject to the terms and conditions of this Agreement, and for good and valuable consideration, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the following (collectively, the “Property”):

(a)                                  The real property (the “Land”) located at 6138-6150 Nancy Ridge Drive, City of San Diego, County of San Diego, State of California, legally described on Exhibit A attached hereto, including all right, title and interest of Seller in and to all adjacent streets, alleys, rights-of-way, any strips or gores between the Land and adjacent properties, and all tenements, hereditaments, easements, appurtenances, access rights and parking rights benefiting the Land (provided that Seller shall retain any right, title or interest to any of the foregoing to the extent appurtenant to any real property owned or leased by Seller that is not being transferred pursuant to this Agreement).

(b)                                 The buildings known as Buildings B and C situated on the Land containing approximately 54,000 rentable square feet, and any and all other structures, fixtures and improvements of every kind and character situated on the Land, including, without limitation, all chemistry hoods and all mechanical, electrical, heating, air conditioning and plumbing fixtures (collectively, the “Improvements”); provided, however, the emergency generator, the security system and related equipment, and moveable personal property will not be conveyed pursuant to this Agreement.

(c)                                  All licenses, permits, certificates of occupancy, zoning approvals, dedications, subdivision maps or plats, entitlements, and utility deposits issued, approved or granted by any authorities or otherwise filed, recorded, issued or granted in connection with the Land or the Improvements (collectively, the “Licenses and Permits”).

(d)                                 To the extent owned by Seller, all of the following items which are in the possession of, under the control or, or reasonably available to Seller (collectively, the “Records and Plans”):

(i)                                     all preliminary, final and proposed building plans and specifications (including “as-built” drawings) respecting the Improvements;

Execution Version

(ii)                                  all structural reviews, architectural drawings, and engineering, soils, architectural, environmental, seismic and drainage reports, studies and certificates and other documents pertaining to the Land and the Improvements;

(iii)                               all warranties, guaranties and bonds relating to the Improvements.

2.                                       Purchase Price.  The purchase price for the Property (the “Purchase Price”) is Thirteen Million and No/100 Dollars ($13,000,000.00), and shall be payable in cash at the Closing (as hereinafter defined) by wire transfer through the Federal Reserve System or other immediately available funds.  The Purchase Price is based on the assumption that the buildings comprising the Improvements (the “Buildings”) contain 54,000 rentable square feet.  The number of rentable square feet contained in the Buildings shall be verified to the satisfaction of Seller and Purchaser during the Inspection Period (as defined in Paragraph 6), and if it is determined that the Buildings contain more or less than 54,000 rentable square feet, then the Purchase Price shall be adjusted to equal the product of $240.74 times the number of rentable square feet contained in the Buildings.  The number of rentable square feet shall be specified in the Lease (as defined in Paragraph 10).

3.                                       Opening of Escrow/Deposit.  Within one business day after the execution of this agreement by both parties, an escrow shall be opened with First American Title Insurance Company (the “Title Company”), 515 South Figueroa Street, Suite 700, Los Angeles, California 90071, Attn: Greg Schultz, Telephone (213) 623-1552 (the “Escrow Agent”), and Purchaser shall deposit with the Escrow Agent as earnest money the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the “Initial Deposit”), to be held by the Escrow Agent pursuant to the terms of this Agreement.  Subject to Purchaser’s right to terminate this Agreement pursuant to paragraph 6(a) hereof, on or before the last day of the Inspection Period (as defined in paragraph 6(a) hereof), Purchaser shall deposit with the Escrow Agent as additional earnest money the additional sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the “Additional Deposit”), to be held by the Escrow Agent pursuant to the terms of this Agreement.  As used in this Agreement, the term “Deposit” shall initially refer to the Initial Deposit, and, if the Additional Deposit is made, the term “Deposit” shall refer collectively to the Initial Deposit and the Additional Deposit.  The term “Deposit” shall also include interest earned thereon.  The Deposit shall be either in the form of a check which shall be immediately cashed by the Escrow Agent or by wire transfer to the Escrow Agent, and the proceeds thereof shall be deposited in an interest bearing account.  If this Agreement closes, the Deposit shall be applied toward the payment of the Purchase Price at the Closing.  If this Agreement does not close, then the Deposit shall be either returned to Purchaser or paid to Seller in accordance with the provisions of paragraph 15 below.

4.                                       Evidence of Title; Survey.

(a)                                  Title Report.  Within ten (10) days after the Effective Date (as hereinafter defined), Seller, at its sole expense, shall furnish or cause to be furnished to Purchaser (i) a preliminary report (the “Title Report”) issued by the Title Company, showing the state of title to the Property, together with (ii) true, correct and legible copies of any and all instruments (the “Title Exceptions”) referred to in the Title Report as constituting or containing exceptions or restrictions upon the title of Seller.

(b)                                 Title and Survey Review.  Purchaser shall have a period of twenty (20) days after receipt of the Title Report and the Title Exceptions within which to review such documents and to notify Seller in writing of any items which Purchaser deems, in its sole discretion, objectionable.  Any Title Exception included in the Title Report to which Purchaser does not timely object shall be deemed to be a “Permitted Exception.”  If there are objections by Purchaser (which objections may include endorsements requested by Purchaser which the Title Company is unwilling to issue), Seller shall have the opportunity to attempt to cure the same, but Seller shall not be obligated to cure any of Purchaser’s objections.  Within five (5) days after receipt of Purchaser’s notice of title objections, Seller shall deliver written notice to Purchaser listing any of Purchaser’s objections which Seller agrees to cure and those which Seller is either unable or unwilling to cure.  If Seller does not deliver the notice within the five (5) days provided in the previous sentence, such inaction shall constitute notice that Seller is unwilling to cure Purchaser’s objections.  If Seller does not agree to cure all of Purchaser’s objections, Purchaser shall have the right to either (i) terminate this Agreement by delivering written notice thereof to Seller within a further five (5) days or (ii) waive its objections and accept such title as Seller is able to convey, in which case the title objections which are not cured shall also be deemed to be Permitted Exceptions.  Notwithstanding anything contained herein to the contrary, Seller shall be obligated (on or before the Closing) to obtain a release of any liens against the Property securing indebtedness of Seller.

5.                                       Additional Documents and Information.  Within five (5) days after the Effective Date, Seller shall deliver the following documents and items to Purchaser to the extent Seller has Knowledge of them and they are either in Seller’s possession or readily available to Seller, without any representations or warranties by Seller other than as provided in paragraph 8:

(a)                                  Copies of all material correspondence in Seller’s possession with any city, county or other governmental entity relating to the ownership, development or operation of the Property.

(b)                                 Copies of all as-built plans and specifications relating to the Improvements.

(c)                                  Legible copies of all Licenses and Permits, specifically including, without limitation, the certificate of occupancy for the Improvements.

(d)                                 Legible copies of all insurance policies in effect with respect to the Property, and copies of all claims and settlements of $25,000.00 or more.

(e)                                  Legible copies of all service contracts and maintenance agreements (the ”Service Contracts”) and all modifications or amendments thereto and all correspondence and other documents, agreements and writings affecting the Service Contracts.

(f)                                    Copies of all landscape plans, irrigation plans, utility plans and maintenance records in the possession of, or reasonably available to Seller.

(g)                                 Legible copies of all Records and Plans.

(h)                                 A list of all presently pending claims, actions, suits or any other legal or administrative proceedings relating to the Property, which list shall describe in reasonable detail the current status of all such matters and the estimated monetary exposure thereunder.  Seller shall notify Purchaser within five (5) days after any additional claim or matter is made or instituted.

(i)                                     Copies of ad valorem tax statements covering the Property for the current year, if available, and for the two (2) immediately preceding calendar years and all subsequent notices of assessment or appraised value with respect to the Property.

(j)                                     Copies of all reports and logs maintained by Seller regarding the condition and maintenance of the Improvements, specifically including, without limitation, the roof, HVAC and mechanical systems.

(k)                                  Copies of any environmental audits of the Property obtained by or delivered to Seller, including any reports regarding asbestos abatement or remediation that may have been performed at the Property.

(l)                                     Copy of the most recent survey of the Land and the Improvements in Seller’s possession, if any.

If this Agreement does not close for any reason, all reports or studies given to Purchaser by Seller will be promptly returned to Seller as provided in paragraph 16(d).

6.                                       Conditions Precedent to Purchaser’s Obligation.  Purchaser’s obligation to close the sale and purchase hereunder is subject to the following conditions precedent:

(a)                                  Inspection Period.

(i)                                     Purchaser shall have a period ending at 5:00 p.m. Pacific Time on the date which is sixty (60) days after the Effective Date (the “Inspection Period”), within which to

(i) review the items described in paragraph 5 above, (ii) conduct a physical inspection of the Property, (iii) verify the square footage of the buildings comprising the Improvements, (iv) conduct such other inspections, tests, investigations and feasibility studies as Purchaser may deem necessary or advisable in connection with its purchase of the Property, and (v) secure adequate financing for the purchase of the Property on terms acceptable to Purchaser in Purchaser’s sole and absolute discretion.  Purchaser and its duly authorized agents and representatives shall be given reasonable access to the Property at any time, and from time to time, prior to the Closing for the purpose of conducting such inspections, tests, studies and other investigations; provided, however, that Purchaser shall not unreasonably disturb any business of Seller in connection with the Property and provided that Seller shall be afforded the opportunity to participate in such visitations.  Purchaser shall keep the Property free and clear of any mechanics’ liens, materialmen’s liens or claims arising out of any of Purchaser’s activities or of Purchaser’s representatives on or with respect to the Property.  All entries onto the Property by Purchaser and all inspections and examinations thereof shall be at Purchaser’s sole cost and expense, shall be done in a workmanlike manner in accordance with all applicable codes, statutes, ordinances, rules, regulations and laws and shall not disturb in any way the quiet occupancy or enjoyment of any occupant of the Property.  Purchaser shall not perform any test or inspection or carry out any activity at the Property which may damage the Property in any way or which is physically intrusive into the Improvements or the Land without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.  After each entry onto any portion of the Property, Purchaser, at its sole cost and expense shall repair (which shall include replacement where necessary) any damage to the Property arising from such entry.  In connection with any inspection on the Property, Purchaser and Purchaser’s representatives shall (x) carry liability insurance adequate in Seller’s reasonable judgment and, upon the request of Seller, will provide Seller with written evidence of same, and (y) name Seller as an additional insured for such liability insurance.  Purchaser will give Seller reasonable prior notice of its intention to conduct any inspections or tests with respect to the Property and Seller reserves the right to have a representative present.

(ii)                                  If all the items listed in paragraph 5 above are not provided to Purchaser prior to the end of the Inspection Period, or if such inspections, tests, studies or other investigations are not satisfactory, or if Purchaser determines that the Property is unsuitable for any other reason, in Purchaser’s sole and absolute discretion, Purchaser shall have the right to terminate this Agreement.  If Purchaser elects to proceed with this transaction, Purchaser shall deliver written notice to such effect to Seller and make the Additional Deposit with the Escrow Agent on or before the last day of the Inspection Period.  If Purchaser fails to provide Seller with written notice of its intent to proceed with this transaction or to make the Additional Deposit on or before the last day of the Inspection Period, then Purchaser shall be deemed to have exercised its right to terminate this Agreement under this paragraph 6(a).  Purchaser agrees to indemnify and hold Seller harmless from any liens, claims, damages, losses or expenses incurred by Purchaser in connection with its inspections, tests, studies or other investigations hereunder; provided, however, Purchaser’s obligation shall not extend to any diminution in the value of the Property caused by, or other consequences of, Purchaser’s discovery of problems or other conditions on or with respect to the

Property, nor shall Purchaser’s obligation extend to the cost of remediation of any such problem or other condition not caused by Purchaser.  If the Title Report, Title Exceptions and Exhibit B have not been received by Purchaser within ten (10) days after the Effective Date, then the Inspection Period shall be extended one (1) day for each day of delay in Purchaser’s receipt of such items, provided, in no event, shall the Inspection Period be extended by more than fifteen (15) days.

(b)                                 Representations, Warranties and Covenants of Seller.  Seller shall have duly performed each and every agreement to be performed by Seller hereunder, and Seller’s representations and warranties set forth in paragraph 8 below shall be true and correct in all material respects as of the Closing Date.

(c)                                  Continued Operation.  Seller shall operate the Property in an efficient and business-like manner and shall maintain the Property in substantially its present state of repair up to the Closing Date.

(d)                                 Service Contracts.  Purchaser shall be satisfied that all Service Contracts are either personal in a nature to Seller or can be terminated without liability to Purchaser.

In the event any of the conditions set forth in this paragraph 6 are not timely satisfied, Purchaser shall have the right to terminate this Agreement.  The conditions set forth in this paragraph 6 are solely for the benefit of Purchaser and may be waived only by Purchaser.  Purchaser shall at all times have the right to waive any condition.  The waiver by Purchaser of any condition shall relieve Seller of any liability or obligation as respects any representation, warranty or covenant of Seller unless Seller shall otherwise agree in writing.  Neither Seller nor Purchaser shall act or fail to act for the purpose of permitting or causing any condition in this paragraph 6 to fail (except to the extent Purchaser, in its sole discretion, exercises its right to disapprove any such items or matters).

7.                                       [intentionally deleted]

8.                                       Representations and Warranties.  Seller hereby represents and warrants to Purchaser that the following facts are, as of the date hereof, true and correct, which representations and warranties shall terminate one year after the Closing (it being understood that such representations and warranties are subject to Exhibit B which shall be prepared by Seller and delivered to Purchaser within ten (10) days after the Effective Date):

(a)                                  No part of the Property is subject to any judgment of any court, agency or instrumentality or to any litigation, and Seller has no Knowledge of any pending or threatened litigation affecting the Property, except as set forth on Exhibit B attached hereto.

(b)                                 Seller is not in material default under any Service Contract or other agreement affecting the Property.

(c)                                  No part of the Property is subject to any condemnation or similar proceeding, and Seller has no Knowledge of any pending or threatened condemnation or similar proceeding.

(d)                                 Seller has received no written notice from any governmental authority that the Property is in violation of any governmental order, regulation, statute, ordinance, rule or restriction dealing with the use, operation, safety or maintenance thereof, except as set forth on Exhibit B attached hereto, and Seller has received no notices from any insurance carriers requiring repairs or alterations to the Land or the Improvements.

(e)                                  Seller has not obligated itself in any manner whatsoever to sell or otherwise dispose of the Property, or any part thereof, to any party other than Purchaser.

(f)                                    At the Closing, Seller will deliver exclusive possession of the Property to Purchaser free and clear of any leases, tenancies or parties in possession except for the Lease (as defined in paragraph 10).

(g)                                 No commitments have been made to any governmental authority, utility company, school board, church or other religious body, homeowners or homeowners’ association, or to any other organization, group or individual, relating to the Property which would impose an obligation upon Purchaser or its successors and assigns to make any contributions or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property. The provisions of this subparagraph shall not apply to any regular and nondiscriminatory local real estate or school taxes assessed against the Property or to normal development fees payable to the City.

(h)                                 This Agreement has been approved by Seller’s Board of Directors, the person executing this Agreement on behalf of Seller has full right, title, authority and capacity to execute and perform this Agreement, and Seller will deliver at the Closing documentation in form acceptable to Purchaser evidencing Seller’s authority to execute and deliver the Deed and all other documents relating to the Closing of this transaction.

(i)                                     To the Knowledge of Seller, all water, sewer, gas, electric, telephone and drainage facilities, and other utilities required for the normal and proper operation of the Property are installed and are adequate to serve the Property for its current use.  To the Knowledge of Seller, all utilities serving the Property enter the Property through publicly dedicated roads or through currently effective public or private easements, except as otherwise disclosed on Exhibit B attached hereto.  To the Knowledge of Seller, no fact or condition exists which would result in the termination or impairment of such utility services to the Property.

(j)                                     To the Knowledge of Seller, and except as otherwise disclosed on Exhibit B attached hereto, the Property complies with, and is not in material violation of, Environmental Laws related to the Property and there has been no release of Hazardous Materials on or from the Property in violation of law.  The term “Environmental Laws” shall include, without limitation, the Federal Clean Air Act, the Federal Clean Water Act, the Water Quality Act of 1987, the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), the Federal Marine Protection, Research and Sanctuaries Act, the National Environmental Policy Act, the Noise Control Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act (“RCRA”), as amended by the Hazardous and Solid Waste Amendments of 1984, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act and the Emergency Planning and Community Right to Know Act, the Toxic Substance Control Act (“PACIFIC”), and the Atomic Energy Act, all as may be amended, with implementing regulations and guidelines.  Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials.  The term “Hazardous Materials” shall include, without limitation, any hazardous substance, pollutant, or contaminant regulated under CERCLA, oil and petroleum products and natural gas, liquified natural gas, synthetic gas usable for fuel, pesticides regulated under FIFRA, asbestos, polychlorinated, biphenals, and other substances regulated under PACIFIC, source material, special nuclear material, and by-product materials regulated under the Atomic Energy Act, and industrial process and pollution control waste to the extent regulated under applicable Environmental Laws.

(k)                                  To the Knowledge of Seller, no dry wells or underground storage facilities have been or are situated on the Land.

(l)                                     To the Knowledge of Seller, there are no soil or archaeological conditions on the Land adverse to its current use other than earthquake fault lines.

(m)                               No transaction, privilege, use, sales, personal property, withholding or other tax with respect to the Property is delinquent.

(o)                                 No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller’s Knowledge, threatened against Seller or the Property, nor are any of such proceedings contemplated by Seller.

(p)                                 No bill or other payment due with respect to the ownership, operation and maintenance of the Property is delinquent.

(q)                                 To the Knowledge of Seller, there are no material physical defects in the construction of the Improvements except as set forth on Exhibit B attached hereto.

(r)                                    To the Knowledge of Seller, there are no covenants, restrictions or other agreements affecting the Property other than Permitted Exceptions and those items delivered pursuant to paragraph 5 above or as set forth on Exhibit B attached hereto.

9.                                       Purchaser Representation.  Purchaser hereby represents and warrants to Purchaser that, as of the date hereof, the person executing this Agreement on behalf of Purchaser has full right, title, authority and capacity to execute and perform this Agreement and all other documents relating to the Closing of this transaction.

10.                                 Lease-Back.  At the Closing, Seller shall lease the Property from Purchaser pursuant to a lease agreement (the “Lease”) including the following basic terms and provisions (which have been agreed to by Seller and Purchaser):

(a)                                  The primary term of the Lease shall be fifteen (15) years.

(b)                                 Base rent shall be payable in monthly installments at the initial rate of $1.95 per rentable square foot contained in the Buildings (using the same number of rentable square feet on which the Purchase Price is calculated pursuant to Paragraph 2), with two and one-half percent (2 1/2%) annual increases on a cumulative basis.

(c)                                  The Lease shall be “triple net” and Seller shall pay all costs and expenses relating to the ownership and operation of the Property, including, without limitation, ad valorem taxes, insurance, utilities and maintenance costs.

(d)                                 Seller shall have two options to renew the term of the Lease for two (2) consecutive periods of five (5) years each.  Base rent for the first renewal term shall be at the same rate (with the annual increase) as determined pursuant to subparagraph (b) above (by way of example, the base rent for the first year for the first renewal term shall be the base rent applicable during the last year of the primary term increased by 2 ½%), and base rent for the second renewal term shall be at the then current market rate.

(e)                                  Seller shall provide a security deposit in an amount equal to twelve (12) months’ initial base rent; provided, however, that so long as Seller is not then in default under the Lease, and no event or condition has occurred which, with the giving of notice or the passage of time, could result in a default by Seller under the Lease, then the security deposit shall be reduced to six (6) months base rent after the tenth year of the Lease.  The security deposit shall be in the form of an irrevocable standby letter of credit issued by a national bank satisfactory to Purchaser and in form and content satisfactory to Purchaser.  The letter of credit shall remain in effect throughout the entire lease term, including any renewals thereof, and for thirty (30) days thereafter.

(f)                                    Seller shall have the option to purchase the Property concurrent with the expiration of the primary lease term at a cash price of $20,000,000.00.

(g)                                 Seller shall have Purchaser’s proxy to vote at association meetings or take action by written consent in lieu of such association meeting, provided Purchaser’s prior approval to vote or take action by written consent is needed before Seller votes on any matter which would impose a monetary obligation on Purchaser.

(h)                                 Seller shall have the right to make further improvements to the Land and Buildings during the Lease term in accordance with provisions to be set forth in the Lease.

The remaining terms and conditions of the Lease shall be negotiated by Seller and Purchaser after the Effective Date.  The initial draft of the Lease shall be prepared by Seller’s counsel.  If the form of the Lease is not finalized and agreed to by both parties (despite their good faith efforts to do so) within thirty-five (35) days after the Effective Date (the “Lease Approval Period”), then either party shall have the right to terminate this Agreement by delivering written notice thereof to the other party at any time after the expiration of the Lease Approval Period.  If Purchaser has not received the initial draft of the Lease from Seller’s counsel within five (5) days after the Effective Date, then the Lease Approval Period and the Inspection Period shall be extended by one day for each day of delay.  The Lease will be in a form with terms and conditions consistent with other comparable bio-tech lease transactions in the area.

11.                                 Right of First Offer.

(a)                                  If Seller should desire to offer the property known as 6154 Nancy Ridge Drive, as more particularly described on Exhibit C attached hereto and made a part hereof (the “Adjoining Property”), for sale, Seller shall first give written notice to Purchaser stating the purchase price and other terms (the “Proposed Terms”) which Seller would be willing to accept.  At any time within thirty (30) days following written notice to Purchaser of the Proposed Terms (the “Offer Period”), Purchaser may elect to purchase the Adjoining Property on the Proposed Terms by written notice to Seller accompanied by a cashier’s check payable to the escrow agent specified in the Proposed Terms in an amount equal to the earnest money specified in the Proposed Terms.  In addition, Seller agrees to negotiate with Purchaser regarding the Adjoining Property during the Offer Period, and it is acknowledged that Purchaser and Seller may reach an agreement during the Offer Period for the sale of the Adjoining Property to Purchaser on terms other than the Proposed Terms.  The Proposed Terms, if accepted by Purchaser, or any such other terms to which Seller and Purchaser shall agree are referred to herein as the “Agreed Terms”.

(b)                                 If Purchaser elects to purchase the Adjoining Property as provided in subparagraph (a), then Seller and Purchaser shall proceed to close the sale of the Adjoining Property on the Agreed Terms at the closing date specified in the Agreed Terms which shall be not less than sixty (60) days and not more than ninety (90) days after written notice to Purchaser of the Proposed Terms.  If the closing fails to occur by reason of a default of Purchaser, Seller shall be entitled to receive the earnest money as liquidated damages, and Seller shall thereafter be free to sell the Adjoining Property without further compliance with the provisions of this paragraph 11.  If the closing fails to occur by reason of a default of Seller, then, at the option of Purchaser, either the earnest money shall be returned to Purchaser and the provisions of this paragraph 11 shall apply to any subsequent sale of the Adjoining Property, or Purchaser shall be entitled to the remedy of specific performance.

(c)                                  If Purchaser does not elect to purchase the Adjoining Property as provided in subparagraph (a), then Seller may negotiate a contract of sale to sell the Adjoining Property to another party; provided that if the sales price offered to such other party is more than five percent (5%) below the sales price offered to Purchaser in the Proposed Terms (“Reduced Price Terms”), then Seller shall give written notice of such reduced price to Purchaser, and Purchaser shall have a period of ten (10) days following the delivery of such written notice within which to elect to purchase the Adjoining Property at such reduced price, before Seller may close the sale with such other party.  If Purchaser elects to purchase the Adjoining Property as provided in this subparagraph (c), then Seller and Purchaser shall proceed to close the sale of the Adjoining Property on the Reduced Price Terms at a closing to be held not more than forty-five (45) days after written notice to Purchaser of the Reduced Price Terms.  If the closing fails to occur within said forty-five (45) day period for any reason other than default of Seller, Seller shall be entitled to receive the earnest money as liquidated damages, and Seller shall thereafter be free to sell the Adjoining Property without further compliance with the provisions of this paragraph 11.  If the closing fails to occur by reason of a default of Seller, then, at the option of Purchaser, either the earnest money shall be returned to Purchaser and the provisions of this paragraph 11 shall apply to any subsequent sale of the Adjoining Property, or Purchaser shall be entitled to the remedy of specific performance.

(d)                                 The provisions of this paragraph 11 shall survive the Closing.  The provisions of this paragraph 11 shall have no force and effect if the Closing does not occur.

12.                                 Closing.  As used herein, the term “Closing” shall mean the recording of the grant deed and completion of the events described in this paragraph 12.

(a)                                  Closing Date.  The Closing shall be held on or before the date (the “Closing Date”) which is thirty (30) days after the last day of the Inspection Period.

(b)                                 Seller’s Deliveries.  On or before the Closing Date, Seller shall deliver, or cause to be delivered, to the Escrow Agent the following items, and at the Closing the Escrow Agent shall deliver such items to Purchaser:

(iii)                               A grant deed (the “Deed”) conveying to Purchaser the Property.

(iv)                              A General Conveyance and Assignment assigning all of Seller’s right, title and interest in and to the Licenses and Permits, and the Records and Plans.

(v)                                 As a condition to closing, and not as a covenant, Seller shall cause the Title Company to deliver to Purchaser an ALTA Owner’s Extended Coverage Title Policy (the “Title Policy”) in the amount of the Purchase Price issued by the Title Company, with such endorsements as Purchaser may require, insuring good and marketable title to the Property and any easements benefiting the Property and being subject to no exceptions other than (a) any liens placed on the Property in connection with Purchaser’s financing of its purchase of the Property, and (b) the Permitted Exceptions.

(vi)                              Any lien affidavits, title insurance statements of information, transfer declarations or mechanics lien indemnifications as may be reasonably requested by the Title Company in order to issue the Title Policy.

(vii)                           Copies of all Records and Plans, all Licenses and Permits, and all other documents or contracts pertaining to the ownership, operation or maintenance of the Property (but not those relating to operation of Seller’s business unless specific to owning or operating the Property) as may be in the possession of, or reasonably available to Seller.

(viii)                        A list of all utilities pertaining to the Property together with utility account numbers.

(ix)                                An executed counterpart of the Lease.

(c)                                  Purchaser’s Deliveries.  On or before the Closing Date, Purchaser shall deliver the following items to the Escrow Agent, and at the Closing the Escrow Agent shall deliver such items to Seller:

(i)                                     The Purchase Price in the manner as provided in paragraph 2.

(ii)                                  An executed counterpart of the Lease.

(d)                                 Possession.  At the Closing, Seller shall deliver to Purchaser possession of the Property, free and clear of all tenancies of every kind and the rights of parties in possession except for the Lease.

(e)                                  Additional Deliveries.  On or before the Closing Date each party shall provide to the other, to the Escrow Agent and to the Title Company such documentation as may be reasonably requested or required in order to confirm the proper authority of such party to consummate this transaction and for the Title Company to issue the Title Policy.

(f)                                    Closing Costs and Expenses.  Seller shall pay that portion of the premium for the Title Policy that would have been charged for a CLTA owner’s title policy, and Purchaser shall pay the balance of the premium plus cost of endorsements.  Seller shall pay the cost of state and any other documentary stamps or transfer taxes required in connection with the Deed.  Seller shall pay the recording costs relating to the sale and purchase and Purchaser shall pay the recording costs relating to its financing.  Escrow charges shall be divided equally between the parties.  Except as otherwise provided herein, all escrow and closing costs shall be allocated to and paid by Seller or Purchaser in accordance with the manner in which such costs are customarily paid by such parties in sales of similar property in the county in which the Land is located; provided, however, each party shall pay its own attorneys’ fees.

(g)                                 Withholding of Taxes for Foreign Persons.  Seller agrees to furnish to Purchaser at least ten (10) days prior to the Closing Date all documentation required by Internal Revenue Code Section 1445 and California Revenue and Taxation Code Sections 18805 and 26131, if applicable.

(h)                                 Reporting Transaction to Internal Revenue Service.  Purchaser and Seller hereby acknowledge and agree that the Escrow Agent shall be responsible for preparing a Form 1099-S and providing such form to the Internal Revenue Service.

13.                                 Prorations.  Purchaser shall pay to Seller or Seller shall pay to Purchaser, as the case may be, in cash at Closing a sum equal to the net balance determined by computation of the following closing adjustments.  All such adjustments shall be made as of the Closing Date.

(a)                                  Credits to Seller.

(i)                                     Prepaid premiums on insurance policies carried by Seller, if any, which are assigned to Purchaser at the Closing at the request of Purchaser.

(ii)                                  Prepaid charges for public utility services or other operating expenses paid by Seller, if any.

(iii)                               Prepaid ad valorem taxes for any period prior to the Closing Date (for the current year computed on the basis of current tax statements, if available; and if not available, computed on the basis of tax statements for the immediately preceding year, and later adjusted as of the Closing Date on the basis of tax statements for the current year, when they become available)

(b)                                 Credits to Purchaser.  Unpaid ad valorem taxes for any period prior to the Closing Date (for the current year computed on the basis of current tax statements, if available; and if not available, computed on the basis of tax statements for the immediately preceding year, and later adjusted as of the Closing Date on the basis of tax statements for the current year, when they become available).

14.                                 Casualty or Condemnation.  If, on the Closing Date or prior thereto, any casualty shall occur with respect to the Improvements or any condemnation proceedings affecting a material part of the Property shall be commenced or threatened, Purchaser may, at its option, either (i) terminate this Agreement by delivering written notice thereof to Seller or (ii) in the event Purchaser does not elect to terminate this Agreement or if the condemnation does not affect a material part of the Property, proceed to close this transaction with no reduction in the Purchase Price, and Purchaser shall be entitled to all casualty insurance proceeds or all right, title and interest in and to any condemnation proceeds or awards or sales price in lieu of condemnation, and Purchaser shall also receive a credit against the Purchase Price in an amount equal to any deductible under Seller’s insurance; provided, however, that Purchaser shall be obligated to comply with its obligations under the applicable provisions of the Lease regarding application of any such casualty insurance proceeds and any condemnation proceeds or awards or sale price in lieu of condemnation.  Notwithstanding anything to the contrary in this Agreement, in the event of any casualty or condemnation that is likely to exceed One Hundred Thousand Dollars to repair or diminution in value, Seller may at its option terminate this Agreement by delivering written notice to Purchaser.  Seller agrees to notify Purchaser in writing immediately after any casualty has occurred or any condemnation proceedings are commenced or threatened.  Purchaser shall be entitled to participate in the negotiation of any settlement with the casualty insurance carrier or the condemning authorities, and unless or until this Agreement is terminated, Seller shall take no action with respect to any such activity or proceeding without the prior written approval of Purchaser, which approval shall not be unreasonably withheld.

15.                                 Termination, Default and Remedies.

(a)                                  Permitted Termination.  If this Agreement is terminated because of a failure of one or more of the contingencies or under the authorizations specified in paragraphs 4(b), 6, 10, 14 or 15(c) hereof (a “Permitted Termination”), the Deposit shall be immediately returned to Purchaser, and the parties shall have no further rights or obligations hereunder.

(b)                                 DEFAULT BY PURCHASER.  BY PLACING THEIR INITIALS IMMEDIATELY BELOW, SELLER AND PURCHASER ACKNOWLEDGE THAT, IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER, SELLER’S DAMAGES WOULD BE DIFFICULT TO ASCERTAIN. THEREFORE, THE PARTIES HAVE AGREED TO A MEANS OF ESTABLISHING LIQUIDATED DAMAGES IN AN AMOUNT THAT WILL PROVIDE REASONABLE COMPENSATION TO SELLER FOR ITS POTENTIAL LOSSES.  IF SELLER SHALL NOT BE IN DEFAULT HEREUNDER AND PURCHASER SHALL FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON OTHER THAN A PERMITTED TERMINATION, SELLER SHALL HAVE THE RIGHT TO RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR PURCHASER’S DEFAULT, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SELLER.  BY PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH

PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE.

PURCHASER        /init/        (initials)                                                   SELLER        /init/        (initials)

(c)                                  Default by Seller.  If Purchaser shall not be in default hereunder and if Seller fails to consummate this Agreement for any reason, Purchaser shall have the right to either (i) terminate this Agreement and receive a refund of the Deposit, or (ii) enforce specific performance of Seller’s obligations under this Agreement, maintain an action against Seller for damages, or seek all other rights, recourses or remedies available to Purchaser whether hereunder, at law, or in equity, said rights, remedies and recourses being cumulative.

(d)                                 Attorneys’ Fees.  If either party shall be required to employ an attorney to enforce or defend the rights of such party hereunder, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, specifically including the fees of any expert witnesses.

16.                                 No Brokers.  Seller and Purchaser each represent to the other that there are no brokers instrumental in the procurement of this Agreement or the transaction contemplated hereby.  Seller and Purchaser hereby indemnify and hold harmless each other from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by the indemnifying party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  This paragraph shall survive the Closing or any termination of this Agreement.

17.                                 Miscellaneous.

(a)                                  Notices.  Any notice or communication required or permitted hereunder shall be in writing and shall be deemed to be delivered when actually received or, regardless of whether actually received or not, (i) when deposited with Federal Express, Emery, DHL, UPS, or other overnight air courier service, (ii) when transmitted via facsimile, or (iii) when deposited in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to the addressee as follows or to such other address or facsimile number as shall hereafter be designated by written notice by the addressee actually received by the other party at least twenty (20) days prior to the effective date of the change:

If to Seller:	Arena Pharmaceuticals, Inc.
6166 Nancy Ridge Drive
San Diego, California 92121
Attn: Chief Financial Officer

Facsimile No. 858/677-0505

with copy to:

Arena Pharmaceuticals, Inc.
6166 Nancy Ridge Drive
San Diego, California 92121
Attn: General Counsel
Facsimile No. 858/677-0065

If to Purchaser:	Lincoln Property Company Commercial, Inc.
800 West Sixth Street, Suite 1680
Los Angeles, California 90017
Attn: John Ghiselli
Facsimile No. 213/996-2601

with copies to:

Lincoln Property Company
3300 Lincoln Plaza
500 North Akard
Dallas, Texas 75201
Attn: Gregory S. Courtwright
Facsimile No. 214/740-3460

Powell & Coleman, L.L.P.
8080 North Central Expressway, Suite 1380
Dallas, Texas 75206
Attn: William D. Powell
Facsimile No. 214/373-8768

If to Escrow Agent:	First American Title Insurance Company
515 South Figueroa Street, Suite 700
Los Angeles, California 90071
Attn: Greg Schultz
Facsimile No. 213/623-2868

(b)                                 Effective Date.  The term “Effective Date” as used herein shall mean the date on which the Escrow Agent receives a fully executed copy of this Agreement by Purchaser and Seller.

(c)                                  Confidentiality.  The Lease will include a provision to protect Seller’s proprietary information.

(d)                                 Return of Documents.  In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits and other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein.

(e)                                  Integration.  This Agreement contains the complete agreement between the parties and cannot be varied except by the written agreement of the parties.  The parties agree that there are no oral agreements, understandings, representations or warranties which are not expressly set forth herein.

(f)                                    Multiple Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(g)                                 Severability.  If one or more of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such case use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

(h)                                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(i)                                     Business Days.  If the final day of any period or any date of performance under this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the State of California or the United States, then the final day of the period or the date of performance shall be extended to the second consecutive day which is not a Saturday, Sunday or legal holiday.

(j)                                     Indemnity.  Seller shall fully indemnify and hold Purchaser harmless from and against any claim, demand, loss, liability, damage or expense (including reasonable attorneys’ fees) arising out of or in connection with the ownership, condition and/or operation of the Property prior to the Closing Date.

(k)                                  Knowledge.  For purposes of this Agreement, “Knowledge” means the actual knowledge of the Chief Executive Officer, Chief Financial Officer, the General Counsel and Facilities Manager of Seller without any duty of inquiry.

(l)                                     Survival.  Any portion of this Agreement not otherwise consummated at the Closing, specifically including, without limitation, the indemnity by Purchaser set forth in paragraph 6(a), the representations and warranties of Seller set forth in Paragraph 8, the provisions of paragraph 11, and the indemnity by Seller set forth in paragraph 17(j), and will survive the Closing of this transaction as a continuing agreement by and between the parties, provided that the representations and warranties of Seller set forth in Paragraph 8 shall terminate one year after the Closing Date.

(m)                               Applicable Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

(n)                                 Escrow.  The Escrow Agent shall hold all monies and/or documents delivered in escrow pursuant to this Agreement in accordance with the terms of an Escrow Agreement to be entered into among Seller, Purchaser and the Escrow Agent after the execution of this Agreement.  If any of the provisions of this Agreement conflict with said Escrow Agreement, this Agreement shall govern and control.  Any cancellation fees of the Escrow Agent shall be borne equally by the parties.

(o)                                 Operation of Property.  While this Agreement is in effect Seller will not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser’s reasonable discretion, execute or enter into any leases, service contracts or other instruments or agreements encumbering the Property or the ownership thereof in any way.  Seller covenants and agrees that between the Effective Date and the Closing Date, Seller shall operate, manage and maintain the Property in good condition and repair and consistent with Seller’s prior practice, not commit waste of any portion of the Property affecting the value of the Property in any material respect, maintain all insurance coverages in effect, advise Purchaser promptly of any litigation, arbitration or administrative hearing before any court or governmental agency concerning or affecting the Property which is instituted or threatened after the date of this Agreement, not create any lien or encumbrance (other than the Permitted Exceptions) on the Property or any portion thereof, and pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the date on which the payment thereof is due.

(p)                                 Exhibits.  All exhibits attached to this Agreement shall be deemed to be incorporated herein and made a part hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this instrument as of the dates set forth below.

SELLER:

ARENA PHARMACEUTICALS, INC.

		By:	/s/ Joseph F. Mooney
			Title:	Chief Financial Officer
Date	March 11, 2003

PURCHASER:

LINCOLN PROPERTY COMPANY COMMERCIAL, INC.

		By:	/s/ John Ghiselli
			Title:	S.V.P.
Date:	March 12, 2003

ACKNOWLEDGEMENT OF RECEIPT

The undersigned Escrow Agent acknowledges receipt of a fully-executed copy of this Agreement of Purchase and Sale, and agrees to hold and disburse the Deposit and any other funds received by it in accordance with the terms and conditions of this Agreement; subject, however, to the terms and provisions of any Escrow Agreement entered into by and among Seller, Purchaser and the Escrow Agent.

FIRST AMERICAN TITLE INSURANCE COMPANY

		By:	/s/ Carolin Hoff
			Title:	Certified Escrow Officer
Date:	March 13, 2003

SCHEDULE OF EXHIBITS

Exhibit A - Description of Land

Exhibit B - Disclosures

Exhibit C - Description of Adjoining Property

EXHIBIT A

THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO, AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

PARCEL 9 OF PARCEL MAP NO. 17347, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AS PER THE MAP THEREOF FILED IN THE OFFICE OF THE SAN DIEGO COUNTY RECORDER ON APRIL 13, 1994 AS FILE NO. 1994-0242762 OF OFFICIAL RECORDS.

RESERVING THEREFROM, ALL EASEMENTS AS CREATED, SET FORTH, DEFINED DESCRIBED AND GRANTED IN THAT CERTAIN “DECLARATION OF RECIPROCAL EASEMENTS OF THE SORRENTO RIDGE BUSINESS PARK PLANNED INDUSTRIAL DEVELOPMENT” RECORDED APRIL 13, 1994 AS FILE NO. 1994-0242763 OF OFFICIAL RECORDS.

PARCEL B:

A NONEXCLUSIVE EASEMENT FOR INGRESS AND EGRESS BY VEHICULAR AND PEDESTRIAN TRAFFIC AND VEHICLE PARKING UPON, OVER AND ACROSS THE “COMMON AREA” FOR THE BENEFIT OF THE OWNER, PRESENT AND FUTURE, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TENANTS, CUSTOMERS AND INVITEES, TOGETHER WITH A NONEXCLUSIVE EASEMENT UNDER AND THROUGH THE “COMMON AREA” FOR THE INSTALLATION, MAINTENANCE, REMOVAL, AND REPLACEMENT OF WATER DRAINAGE SYSTEMS OR STRUCTURES, WATER MAINS, SEWERS, WATER SPRINKLER SYSTEM LIENS, TELEPHONE OR ELECTRICAL CONDUITS OR SYSTEMS, GAS MAINS AND ANY OTHER PUBLIC UTILITIES AND/OR SERVICE EASEMENTS, AS CREATED SET FORTH, DEFINED, DESCRIBED AND GRANTED IN THAT CERTAIN “DECLARATION OF RECIPROCAL EASEMENTS OF THE SORRENTO RIDGE BUSINESS PARK PLANNED INDUSTRIAL DEVELOPMENT” RECORDED APRIL 13, 1994 AS FILE NO. 1994-0242763 OF OFFICIAL RECORDS.

EXHIBIT B

Paragraph 8 of the Agreement, Subparagraph:

(d)                                 Seller has received notices from governmental authorities regarding certain environmental health and safety and other violations.  These writings have been disclosed to Purchaser pursuant to Paragraph 5 of the Agreement.

(i)                                     Seller maintains an emergency generator on the Property.  This generator does not enter the Property through a publicly dedicated road or easement.

(j)                                     See the Phase One Environmental Site Assessment, dated November 28, 1994, which has been provided to Purchaser pursuant to Paragraph 5 of the Agreement.

(r)                                    See the title exceptions listed in the preliminary title report provided by Title Company.  Seller has many agreements relating to the operation of its business which may be deemed to “affect” the Property.

EXHIBIT C

THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO, AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

PARCEL 12 OF PARCEL MAP NO. 17347, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AS PER THE MAP THEREOF FILED IN THE OFFICE OF THE SAN DIEGO COUNTY RECORDER ON APRIL 13, 1994 AS FILE NO. 1994-0242762 OF OFFICIAL RECORDS.

PARCEL B:

A NONEXCLUSIVE EASEMENT FOR INGRESS AND EGRESS BY VEHICULAR AND PEDESTRIAN TRAFFIC AND VEHICLE PARKING UPON, OVER AND ACROSS THE “COMMON AREA” FOR THE BENEFIT OF THE OWNER, PRESENT AND FUTURE, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TENANTS, CUSTOMERS AND INVITEES, TOGETHER WITH A NONEXCLUSIVE EASEMENT UNDER AND THROUGH THE “COMMON AREA” FOR THE INSTALLATION, MAINTENANCE, REMOVAL, AND REPLACEMENT OF WATER DRAINAGE SYSTEMS OR STRUCTURES, WATER MAINS, SEWERS, WATER SPRINKLER SYSTEM LIENS, TELEPHONES OR ELECTRICAL CONDUITS OR SYSTEMS, GAS MAINS AND ANY OTHER PUBLIC UTILITIES AND/OR SERVICE EASEMENTS, AS CREATED SET FORTH, DEFINED, DESCRIBED AND GRANTED IN THAT CERTAIN “DECLARATION OF RECIPROCAL EASEMENTS OF THE SORRENTO RIDGE BUSINESS PARK PLANNED INDUSTRIAL DEVELOPMENT” RECORDED APRIL 13, 1994 AS FILE NO. 1994-0242763 OF OFFICIAL RECORDS.

APN:  343-350-29-00